Exhibit 10.98

THIRD AMENDMENT

TO THAT LEASE

BY AND BETWEEN

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, as Landlord

and

CORTEX PHARMACEUTICALS, INC., as Tenant

DATED JANUARY 31, 1994

THIS THIRD AMENDMENT is made and entered into effective as of April 1, 2006, and hereby deletes, alters, changes supplements or amends the following Articles and/or Sections of the above-referenced Lease.

Section 5.03

A dispute has arisen between Landlord and Tenant with respect to the Base Year for Common Area Expenses to be utilized in the application of Tenant’s 5% annual cap on Tenant’s share of increases on Common Area Expenses. While Landlord maintains that the applicable Base Year is calendar year 2004 (i.e., the year in which Tenant’s current Term commenced), Tenant maintains that the year in which its original Lease commenced remains as the applicable Base Year, as amended by the First Amendment dated February 1, 1999. Without either Landlord or Tenant agreeing to the position of the other, the parties have agreed to compromise their respective positions and resolve this dispute by accepting the following amendment to Section 5.03 of the Lease.

Additional Rent: Landlord agrees to accept as full payment of Tenant’s share of Common Operating Expenses for the years of 2004 and 2005 the amounts heretofore paid by Tenant. For the period from January 1, 2006, through March 31, 2006, Tenant’s share of Common Operating Expenses shall be based upon a 2004 Base Year Common Area Expense of $76,288.42, which has increased based upon applicable

5% increase caps to $80,102.84, to which amount the 5% annual cap on increases shall apply for said 3-month period. Commencing as of April 1, 2006, and continuing through the remainder of the Lease Term, Tenant’s share of Common Area Expenses shall be based upon a Base Year Common Area Expense of $90,000.00, to which the 5% annual cap on increases for subsequent years of the Lease shall apply, commencing on January 1, 2007. The 5% maximum expense cap shall not apply to any special assessments, dues, or other expenses levied on or charged to the Project, Premises, or Association by any governmental or quasi-governmental body that are not already included in the Common Area Expense Budget. Lessee has the right to extend the Lease for three (3) separate one (1) year extensions, the first of which would commence on June 1, 2009, if exercised. Lessee acknowledges and agrees that its share of Common Area Expenses during said extension periods shall be based on actual Common Area Expenses and that the 5% annual cap applicable during the original Term does not apply to the extended Term.

Landlord acknowledges that it mistakenly computed Tenant’s share of Operating Expenses through March 31, 2006, based upon a Tenant’s share of 10.46% rather than the actual Tenant’s share under the Lease of 11.44% (as set forth in the Second Amendment to Lease). Landlord hereby agrees to waive any right it may have to collect Common Area Expenses from Tenant based upon the correct 11.44% percent for such period; provided, however, that (i) commencing as of April 1, 2006, Tenant shall pay Common Area Expenses based upon said 11.44% share amount, and (ii) notwithstanding the preceding item (i), nothing herein shall increase Tenant’s initial $90,000.00 Common Area Expense Base Year amount, which amount, prorated on a monthly basis, shall be the maximum amount for which Tenant shall be responsible from April 1, 2006 through December 31, 2006.

[Signatures appear on next page.]

Landlord and Tenant acknowledge and accept the specific terms of this Third Amendment to the Lease.

LANDLORD:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation,

By Northwestern Investment Management Company, LLC, A Delaware limited liability company, its wholly-owned affiliate and authorized representative

TENANT: CORTEX PHARMACEUTICALS, INC.

		By:	/s/ Maria S. Messinger
		Printed Name:	Maria S. Messinger
		Its:	VP and CFO

By:	/s/ Don Morton
Printed Name:	Don Morton
Its:	Director – Field Asset Mgmt

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